UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (AMENDMENT NO. 2)*


                            The J. M. Smucker Company
-------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, without par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   832696 30 6
                  ---------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
                ------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 832696 30 6                             Page ___2____ of __5____ Pages
---------------------------------           ------------------------------------


                                  SCHEDULE 13G

------------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Andros et Cie

------------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                (a) |_|
                                                                                                                             (b) |_|
          Not applicable.

------------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          French Republic

------------------------------------------------------------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    1,231,400 (S)
         NUMBER OF           -------------------------------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 0
         OWNED BY            -------------------------------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  1,231,400 (S)
          PERSON             -------------------------------------------------------------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,231,400

------------------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          Not applicable.                                                                                                    |_|

------------------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.09% (SS)

------------------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO

------------------------------------------------------------------------------------------------------------------------------------

--------
(S) Consists of shares owned of record by Andros S.A., a wholly owned subsidiary of Andros et Cie.

(SS) Based on the number of Common Shares of The J.M. Smucker Company outstanding on October 31, 2000, as stated in the Form 10-Q filed by The J.M. Smucker Company on December 12, 2000.

---------------------------------           ------------------------------------
CUSIP No. 832696 30 6                             Page ___3____ of __5____ Pages
---------------------------------           ------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Andros S.A.

------------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                                (a) |_|
                                                                                                                             (b) |_|
          Not applicable.

------------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          French Republic

------------------------------------------------------------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    1,231,400
         NUMBER OF           -------------------------------------------------------------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 0
         OWNED BY            -------------------------------------------------------------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  1,231,400
          PERSON             -------------------------------------------------------------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    0
------------------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,231,400

------------------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          Not applicable.                                                                                                    |_|

------------------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.09% (SS)

------------------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO

------------------------------------------------------------------------------------------------------------------------------------

--------
(SS) Based on the number of Common Shares of The J.M. Smucker Company outstanding on October 31, 2000, as stated in the Form 10-Q filed by The J.M. Smucker Company on December 12, 2000.

---------------------------------           ------------------------------------
CUSIP No. 832696 30 6                             Page ___4____ of __5____ Pages
---------------------------------           ------------------------------------


         This Amendment no. 2 amends the Schedule 13G filed on July 2, 1999, by Andros et Cie and Andros S.A., as amended by Amendment no. 1 filed on February 9, 2000, relating to the Class A Common Shares, without par value, of The J. M. Smucker Company (the "Company").

         As reported in the Company's Current Report on Form 8-K dated August 30, 2000, on August 28, 2000, the Class A Common Shares and Class B Common Shares of the Company were converted into a single class of voting common shares.

Item 4.           Ownership:

                  Item 4 is hereby amended and restated in its entirety as follows:

                  As of December 31, 2000, Andros et Cie beneficially owns in the aggregate the following:

                  (a)      Amount Beneficially Owned:

                           1,231,400 (S)

                  (b)      Percent of class: 5.09% (SS)

                  (c)      Number of shares to which such person has:

                           (i)      Sole  power to vote or to  direct  the vote:
                                    1,231,400
                           (ii)     Shared  power to vote or to direct the vote:
                                    0
                           (iii) Sole power to dispose or to direct the disposition of: 1,231,400
                           (iv) Shared power to dispose or to direct the disposition of: 0

                  As of December 31, 2000, Andros S.A. beneficially owns in the aggregate the following:

                  (a)      Amount Beneficially Owned:

                           1,231,400

                  (b)      Percent of class: 5.09% (SS)

                  (c)      Number of shares to which such person has:

                           (i)      Sole  power to vote or to  direct  the vote:
                                    1,231,400
                           (ii)     Shared  power to vote or to direct the vote:
                                    0
                           (iii) Sole power to dispose or to direct the disposition of: 1,231,400
                           (iv) Shared power to dispose or to direct the disposition of: 0


--------
(S) Consists of shares owned of record by Andros S.A., a wholly owned subsidiary of Andros et Cie.

(SS) Based on the number of Common Shares of The J.M. Smucker Company outstanding on October 31, 2000, as stated in the Form 10-Q filed by The J.M. Smucker Company on December 12, 2000.

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CUSIP No. 832696 30 6                             Page ___5____ of __5____ Pages
---------------------------------           ------------------------------------

Item 10.          Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment no. 2 to Schedule 13G is true, complete and correct.

         ANDROS ET CIE                         ANDROS S.A.




         By: /s/ Jean Gervoson                 By:  /s/ Frederic Gervoson
             ----------------------                -------------------------
             Name: Jean Gervoson                   Name: Frederic Gervoson
             Title: President                      Title: President

Date: February 2, 2001